EXHIBIT 99.1


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Pre-Paid Legal Services, Inc.
Employee Stock Ownership
and Thrift Plan and Trust





Financial Statements
for the Years Ended December 31, 1995 and 1994 and Independent Auditors' Report


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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Index to Financial Statements
                                                                      Page

Independent Auditors' Report                                            1

Financial Statements as of December 31, 1995 and 1994 and for the Years Then Ended:

     Statement of Net Assets Available for Benefits                     2

     Statement of Changes in Net Assets Available for Benefits          3

     Notes to Financial Statements                                    4-8



     Schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

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INDEPENDENT AUDITORS' REPORT



To the Trustees and Participants of the Pre-Paid Legal Services, Inc.
   Employee Stock Ownership and
   Thrift Plan and Trust:

     We have audited the accompanying statements of net assets available for benefits of Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Oklahoma City, OK

April 18, 1996



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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Net Assets Available for Benefits



                                                            December 31,
                                                         1995            1994
Assets

Investments, at fair value:
   Short-term investment fund (Cost: 1995, $80,304;
      1994, $67,424) ..............................    $    80,304   $   67,424
   Pre-Paid Legal Services, Inc. common stock
     (Cost: 1995, $390,132; 1994, $343,578)........      2,905,705      599,266
   Pre-Paid Legal Services, Inc. preferred stock
     (Cost: 1994, $51,953) ........................           --         56,000
Receivables:
   Employer contribution ..........................         46,026       39,000
   Elective deferrals .............................          1,257          765
   Dividends ......................................           --          1,200
Cash ..............................................           --              1

     Net assets available for benefits ............    $ 3,033,292   $  763,656



The accompanying notes are an integral part of these financial statements.

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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Changes in Net Assets Available for Benefits



                                                                December 31,
                                                            1995          1994

Additions to net assets:
   Net investment income:
     Net appreciation in fair value of investments    $ 2,600,978   $  104,727
     Interest income .............................          4,392        3,357
     Dividend income .............................            760        2,600

                                                        2,606,130      110,684

   Contributions:
     Employer (Pre-Paid Legal Services, Inc. .....         46,026       39,000
       common stock)
     Participants ................................         69,279       60,708

                                                          115,305       99,708

     Total additions .............................      2,721,435      210,392

Deductions from net assets:
   Benefits paid to participants .................        451,799       14,787


     Net increase in net assets ..................      2,269,636      195,605

Net assets available for benefits:
   Beginning of year .............................        763,656      568,051

   End of year ...................................    $ 3,033,292   $  763,656


   The accompanying notes are an integral part of these financial statements.

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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Notes to Financial Statements
For the Years Ended December 31, 1995 and 1994


1.   Formation of the Plan and Summary of Significant Accounting Policies

     The Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") was established on January 1, 1988 for the benefit of the employees of Pre-Paid Legal Services, Inc. and its subsidiaries (the "Company"). The Plan was amended, effective January 1, 1994, to comply with applicable provisions of the Omnibus Budget Reconciliation Act of 1993, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The Plan is administered by a committee of three employees appointed by the Company (the "Committee"). The Committee also serves as Trustee and Investment Manager.

The following is a summary of the Plan's significant accounting policies:

Basis of accounting

     The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

Investments

     Investments traded on national securities exchanges are valued at closing prices on the last business day of the year. The cost of investments sold is determined on the basis of average cost, and investment transactions are recorded on a trade date basis.

     Under the terms of the Plan, the Committee acquires, holds and disposes of all cash and investments, including common and preferred stock of the Company, through a trust fund.

Non-Cash Contributions

Contributions of Company stock are recorded at fair value.


Expenses

     The Company elected to pay all of the Plan's Administration expenses in 1995 and 1994 although it is not obligated to do so. Any expenses not paid by the Company would be paid by the Plan.

2.   Plan Description

     The following brief description of the provisions of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

     The Plan is a defined contribution plan covering certain employees of the Company and employees of affiliated companies which file a consolidated tax return with the Company. The plan year is January 1 to December 31. All employees at least 21 years of age are eligible to enroll in the Plan on January 1 or July 1 following the date the employee completes one year of service (1,000 hours) within 12 consecutive months of their employment date.

     Participants contribute to the Plan on a pre-tax basis only. Types of contributions provided for in the Plan are:

Discretionary Company Contributions

     The Company may make discretionary contributions to the Plan for each plan year. The contributions may vary from year to year and shall be determined by written action of the Board of Directors of the Company. Contributions may be made only out of the Company's consolidated net profits before federal and state income taxes from the current or a preceding plan year. The Company's contribution may be paid to the Trustee either in cash, qualified employer securities or in other property. In 1995 and 1994 all Company contributions were made in qualified employer securities.

Discretionary Matching Company Contribution

     The matching Company contribution is an amount determined, in the sole discretion of the Company, and is added to amounts forfeited by other participants to match the following percentages of participants' deferred compensation contributions (up to a maximum of 6%) for the plan year. The matching Company contribution is allocated at the end of each plan year to each participant's Company contribution account based on the following percentages:


                  Years of Service On
                        First Day          Matching Percentages
                      Of Plan Year

                         0 - 5                     50%
                        6 - 10                     75%
                      11 or more                  100%

Employee Deferred Compensation Contribution

     A participant may elect to defer a portion of his compensation in the form of a contribution to his deferred compensation account under the Plan. Subject to the limitations contained in the Plan, a participant may elect to defer any portion of his compensation. However, a participant may never defer more than the lesser of the Internal Revenue Service limitation ($9,240 in 1995 and 1994) in any plan year or a percentage of compensation greater than the maximum percentage of compensation determined annually by the Committee.

     Separate accounts are maintained for each participant in the Plan. When an election is made by the participant to defer part of his compensation, an employee deferred compensation account is established. Each participant will also have a Company contribution account consisting of matching contributions made by the Company and a proportionate share of forfeitures.

     All amounts in the participant's accounts are placed in a trust fund and invested by the Trustee. The Trustee must invest the trust fund solely in the interest of and for the exclusive purpose of providing benefits to the participants and their beneficiaries while minimizing the expenses of administering the Plan. Under the terms of the Plan, all Company contributions and up to seventy-five percent (75%) of the participant's contributions may be invested in common stock of the Company or in preferred stock convertible into common stock of the Company at a conversion price which, as of the date of acquisition by the Plan, is reasonable. Such securities are termed qualified employer securities.

     A participant will be entitled to his employee deferred compensation account at the normal retirement date, permanent disability, death, separation from employment, attaining age 59 1/2, or in the case of hardship (as determined by the Committee).

     A participant will be entitled to the full amount credited to his Company contribution account at the normal retirement date, or upon permanent disability or death. If a participant terminates employment for any reason after he has completed one (1) year of service, he will be entitled to receive a portion or all of his account, depending on his years of service. The percentage of the Company contribution account to which a participant is entitled, and the percentage forfeited if a participant leaves the Company for reasons other than retirement, permanent disability or death prior to becoming fully vested, is computed according to the following formula:

                                            Vested                Forfeited
       Years of Service                   Percentage             Percentage

         Less than 1                           0%                   100%
         1 but less than 2                    20%                    80%
         2 but less than 3                    40%                    60%
         3 but less than 4                    60%                    40%
         4 but less than 5                    80%                    20%
         5 or more                            100%                   0%

     A participant will always be fully vested in his employee deferred compensation account, regardless of his years of service.

     The Company may amend the Plan at any time to conform to the Internal Revenue Code, Treasury Regulations and rulings thereunder. The Company has the right to terminate the Plan at any time upon prior written notice to the Trustee and may direct the Trustee to liquidate the shares of participants in the trust fund. Upon termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become nonforfeitable and shall be distributed within twenty-five (25) months of the termination.


3.   Income Taxes

     A favorable determination letter dated June 22, 1993 was received from the Internal Revenue Service indicating that the Plan, as amended through December 17, 1991, qualifies under Section 401(a) of the Internal Revenue Code and is exempt from Federal income taxes under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code.
Therefore, the plan administrator believes that the Plan continues to be qualified and no provision for income taxes has been included in the Plan's financial statements.


4.   Distributions

     Former participants are entitled to receive distribution of the vested portion of their account balance sixty days after the plan year end. The former participants may request distribution of their accounts in the form of stock or may request their entire distribution in cash. The ability of the Plan to make distributions in cash depends, in part, on the cash available within the Plan to purchase the former participant's vested shares of common stock. Distributions made in 1995 consisted of 70,897 shares of the Company's common stock and cash of $37,760. Distributions made in 1994 consisted of 44 shares of the Company's common stock and cash of $14,707.

     Former participants who terminated employment during 1995 and have not yet received distribution of their account, will receive distribution in 1996. The balance of the accounts of the former participants at December 31, 1995 included 4,169 vested shares of the Company's common stock and cash of $1,647. The closing price per share of the Company's common stock on February 29, 1996 was $10.13.